UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2005

Medis Technologies Ltd.
(Exact name of Registrant as specified in its charter)

Delaware (State of incorporation)	0-30391 (Commission File No.)	13-3669062 (IRS Employer Identification No.)

805 Third Avenue
New York, New York 10022
(Address of principal executive offices)

Registrant’s telephone number: (212) 935-8484

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry Into a Material Definitive Agreement.

Ismeca Agreement

On September 28, 2005, Medis Technologies Ltd. (“Registrant”) entered into a Capital Equipment Purchase Agreement dated as of September 15, 2005 (the “Ismeca Agreement”) with Ismeca Europe Automation SA (“Ismeca”). The Ismeca Agreement calls for Ismeca to build an automated assembly line (the “Assembly Line”) capable of producing up to 45 units per minute of operation, or 1.5 million units per month net output, of Registrant’s fuel cell power pack products. Registrant will pay Ismeca approximately $11.0 million (at the currency exchange rate for Swiss francs in effect on the order date of the line) for constructing the line, which will be installed at the Galway, Ireland facility of Celestica Ireland Limited (“Celestica”). Installation is estimated to occur in December 2006, when it is planned that Celestica, Ismeca and Registrant will retest and qualify the Assembly Line for production. The Ismeca Agreement calls for an initial payment of fifteen percent of the total contract price with milestone payments scheduled over the life of the contract. The Assembly Line will be subject to a one-year warranty and will be designed to operate for 20 years under proper maintenance.

Celestica Agreement

On September 28, 2005, Registrant entered into an Agreement for Manufacture dated as of September 27, 2005 (the “Celestica Agreement”) with Celestica, to operate and manage the Assembly Line through September 27, 2008.

A copy of the press release relating to the Ismeca Agreement and the Celestica Agreement is being furnished as Exhibit 99.1 to this report and incorporated herein by reference.

Amendment to Michelle Rush Note

Registrant entered into an amendment, dated as of September 30, 2005 (the “Amendment”), to a promissory note dated April 25, 2005 (as amended, the “Note”) with Michelle Rush. Pursuant to the Amendment, the expiration date of the Note was extended from September 30, 2005 to November 30, 2005. Ms. Rush is a non-executive officer of the Registrant.

Item 9.01.    Financial Statements and Exhibits.

(a)    Financial Statements of Businesses Acquired - None

(b)    Pro Forma Financial Information - None

(c)    Exhibits:

Exhibit No.	Description

99.1	Press release issued by the Registrant on July 25, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIS TECHNOLOGIES LTD.

Dated: October 3, 2005	By:	/s/ Robert K. Lifton
Name: Robert K. Lifton
Title: Chief Executive Officer